Exhibit 5.1

Proskauer Rose LLP Eleven Times Square, New York, New York 10036-8299

June 14, 2018

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479

Ladies and Gentlemen:

        We are acting as counsel to CVR Energy, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-4 (File No. 333-225246) (as amended or supplemented, the "Registration Statement") in connection with the exchange of up to 37,154,236 common units of CVR Refining, LP for shares of the Company's common stock at an exchange ratio of one common unit for 0.6335 shares of the Company's common stock, par value $0.01 per share (the "Shares"). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

        We have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation:

  (i)
  the Amended and Restated Certificate of Incorporation of the Company in the form filed as Exhibit 3.1 to the Registration Statement;

  (ii)
  the Amended and Restated Bylaws of the Company in the form filed as Exhibit 3.2 to the Registration Statement; and

  (iii)
  certain of the resolutions of the Board of Directors of the Company.

        We have made such examination of law as we have deemed necessary to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

        Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that the Shares have been duly authorized by the Company and, when issued pursuant to, and as described in, the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance), will be legally issued, fully paid and non-assessable.

        This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction. The references and limitations to the "General Corporation Law of the State of Delaware" include all applicable Delaware statutory provisions of law and reported judicial decisions interpreting these laws.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP

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